UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) of THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2021 (February 26, 2021)

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36198	46-2286804
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 857-4700

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	ICE	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Intercontinental Exchange, Inc. (“ICE”) is filing this Amendment No. 1 to the Company’s Current Report on Form 8-K filed on March 2, 2021 (the “Original Report”), which reported the appointment of Warren Gardiner as ICE’s Chief Financial Officer. Additional information regarding Mr. Gardiner, including his background, is contained in the Original Report and is incorporated by reference into this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 15, 2021, ICE entered into an employment agreement with Warren Gardiner (the “Employment Agreement”). Under the Employment Agreement, Mr. Gardiner will be employed by ICE for a term of two years, commencing as of May 15, 2021. The Employment Agreement provides that Mr. Gardiner’s initial base salary will be $550,000, subject to annual review and increase from time to time and that he will be eligible for an annual target performance bonus of 125% of his base salary. Under the Employment Agreement, Mr. Gardiner is entitled to an annual equity incentive award with an annual target value of $1,250,000.

Upon a termination of employment without cause or for good reason that is not within two years of a change in control of ICE, Mr. Gardiner will receive cash severance equal to two times the sum of (i) his base salary and (ii) the greater of (a) the average of the last three annual bonuses he received prior to the termination date and (b) the last annual bonus he received prior to the termination date, as well as a payment in respect of his cost of two years’ group health coverage under COBRA. Additionally, Mr. Gardiner’s time-based equity awards that would otherwise vest within the two-year period following his termination date will accelerate and the first tranche of his performance-based equity awards will vest based on actual performance at the completion of the applicable performance period. In the event of a qualifying termination within two years of a change in control, Mr. Gardiner will receive the same severance benefits as set forth above, however, the bonus component of his cash severance will instead be the greatest of (a) the average of the last three annual bonuses Mr. Gardiner received prior to the termination date, (b) the last annual bonus Mr. Gardiner received prior to the change in control and (c) the last annual bonus Mr. Gardiner received prior to the termination date. In addition, upon a qualifying termination in connection with a change in control, all of Mr. Gardiner’s outstanding equity awards will immediately accelerate, with any performance-based awards vesting at the greater of target and actual performance as of the change in control date. The severance and termination benefits payable pursuant to the Employment Agreement generally are subject to Mr. Gardiner’s execution of a release of claims and compliance with certain covenants including non-competition and customer and employee non-solicitation covenants that continue for 18 months following a termination of employment, as well as perpetual covenants of confidentiality.

The description of the Employment Agreement set forth above does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 15, 2021, between Intercontinental Exchange Holdings, Inc. and Warren Gardiner.
104	The cover page from Intercontinental Exchange, Inc.’s Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2021	INTERCONTINENTAL EXCHANGE, INC.

/s/ Andrew J. Surdykowski
Andrew J. Surdykowski
General Counsel